Exhibit 24.2

POWER OF ATTORNEY

Reference is hereby made to the registration statement on Form S-3 (the “Registration Statement”) originally filed by Cornerstone Therapeutics Inc. (the “Company”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2010 (File No. 333-166770).

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Craig A. Collard and Andrew K. W. Powell, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign Pre-Effective Amendment No. 1 and any or all further amendments, including post-effective amendments, to the Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in the Registration Statement as such person or persons so acting deems appropriate, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Date: May 9, 2011	By:	/s/ Vincent T. Morgus Vincent T. MorgusExecutive Vice President, Finance andChief Financial Officer (Principal Financial Officer)

Date: May 9, 2011	By:	/s/ Marco Vecchia Marco Vecchia Director